Exhibit 99.1

CORMEDIX ANNOUNCES INTERIM ANALYSIS & CLINICAL UPDATE FOR PHASE II STUDY OF
CRMD001 (A PROPRIETARY FORMULATION OF DEFERIPRONE)

Bridgewater, NJ: March 31, 2011: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, today announced its interim analysis and clinical update for CRMD001.  The study is a phase II, randomized, double blind, placebo-controlled trial to assess the efficacy and safety of proprietary formulations of deferiprone (CRMD001) in preventing Contrast Induced Acute Kidney Injury (“CI-AKI”) in high risk patients who have chronic kidney disease (“CKD”) and are undergoing coronary angiography with the intent of adjunctive percutaneous coronary intervention and receiving an iodinated radiocontrast agent.

“We are encouraged by the interim analysis and CRMD001’s apparent safety profile, and look forward to providing final safety and efficacy results during the second half of 2011,” stated John C. Houghton, President and Chief Executive Officer.  “We look forward to continuing our Phase II study in preventing CI-AKI, which is a serious medical issue in a high risk patient population and to have the potential of being the first approved therapeutic in this area.”

The Phase II study began enrolling patients in June 2010 and the Company plans to enroll 60 patients (30 per arm) in approximately 8 centers across the United States by the end of the first half of 2011.

The interim analysis involved a review, by an independent unblinded statistician, of the biomarker data to enable sample size re-estimation.  The Company and all other participants are blinded and will remain blinded until the end of the study.

Key Findings of the Interim Analysis and Clinical Update Are as Follows:

•
The Phase II study is evaluating the effect of CRMD001 on kidney function and acute kidney injury by measuring changes from baseline in the following biomarkers:  serum cystatin C; urinary NGAL(“Neutrophil Gelatinase Associated Lipocalin”):Cr and LFABP (“Liver Fatty Acid Binding Protein”):Cr ratios within 192 hours of exposure.  Based upon the independent statistician’s assessment, the interim biomarker analysis of the first 30 patients indicates the Company should continue to enroll 60 patients as planned in the protocol.

•
Proprietary oral formulations of deferiprone (CRMD001) given twice daily as one 900 mg immediate release tablet and two 900 mg extended release tablets over 8 days appears to have a favorable safety profile as assessed by a blinded review of accumulating safety data.  A total of 38 patients have been enrolled by 6 sites with 5 reported Serious Adverse Events which are not considered to be drug related by the investigators.

A full pharmacokinetic analysis and biomarker evaluation is expected to be performed during the second half of 2011.  The evaluation will again be performed by an independent statistician.

Currently, the standard of care to prevent CI-AKI in high risk patients with CKD is hydration and avoidance of nephrotoxic drugs and dehydration.  There is no single therapeutic intervention that has conclusively and consistently proven to be effective in the prevention of CIN, and there are no FDA-approved preventative treatments.

About Contrast Induced Acute Kidney Injury (CI-AKI)
CI-AKI is a potentially serious complication arising from the use of iodinated contrast media used in X-ray procedures to identify the status of blood vessels in different parts of the body.  CI-AKI is most commonly defined as a new onset or exacerbation of renal dysfunction after contrast administration without other identifiable causes.  It is the third most common cause of hospital-acquired renal insufficiency (11% of cases) after low blood pressure and major surgery, and is associated with increased mortality, cardiovascular complications (myocardial infarction, stroke, heart failure, etc.), the need for dialysis, permanent kidney damage and delayed discharge/re-hospitalization. In addition, CI-AKI, or the risk of developing CI-AKI, disrupts the workflow of the catheterization laboratory.  The most important risk factor for a patient developing CI-AKI is the presence of chronic kidney disease.

About deferiprone
Deferiprone was the first, and is one of the most studied oral iron chelators. It has been used in thousands of patients, both in clinical trials and post-registration for iron overload disorders.  Deferiprone has been studied in clinical trials since the late 1980’s, and was launched in India in 1995.  European Union approval followed in 1999 with product launch in 2000. The registered indication has been for the treatment of iron overload secondary to thalassemia major.

About CorMedix
CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of central venous catheter infection and clotting in hemodialysis; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of Contrast-Induced Acute Kidney Injury in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Investor Relations:
ProActive Capital Resources Group, LLC
Jeff Ramson
212-792-4294